Exhibit 10.5

Glenn MacNeil 1554 Jarvie Crescent Milton, Ontario Canada L9T 5Z3	March 4, 2011

Re:	Purchase of Working Interest

Dear Glenn:

This letter will serve to confirm our understanding and agreement for the purchase by you from Hewitt Petroleum, Inc. (“HPI”) of a 0.50% working interest (“WI”) in the Utah Overthrust Project, as follows:

Sale of Interest.  You hereby agree to purchase, and HPI hereby agrees to sell, assign and convey to you, a 0.50% working interest in the Utah Overthrust Project comprising approximately 16,000 net acres under lease, located in T13S to T14S, R2E and the western half of T14S, R3E, SLM, Sanpete County, Utah (the “Subject Lands”).

HUOP/JOA.   You agree to be bound by the terms and conditions of the Utah Overthrust Partners Agreement (HUOP) dated August 26, 2004, as amended, and the proposed Joint Operating Agreement among the working interest owners, including the Area of Mutual Interest (AMI), extending to a one-mile radius around the Subject Lands.  You understand that you will be responsible for your interest’s financial share of all joint interest billings and AFE’s for all leasing, geological, science, legal, operating, drilling and completion, etc. costs within the AMI.   You understand that your working interest in the Deep (all stratigraphic intervals located below the Jurassic Twin Creek Formation, including the Jurassic Twin Creek Formation) is 0.50%, and your working interest in the Shallow (all stratigraphic intervals located above the Jurassic Twin Creek Formation) is 0.25%, within the AMI.

The purchase price for the interest shall be $25,000 cash. The assignment of the interest shall be made and recorded by the operator in connection with all other assignments to other working interest owners.  This agreement shall be governed under the laws of the state of Utah, and the venue for any dispute shall be Salt Lake County, Utah.

Very truly yours,

HEWITT PETROLEUM, INC.

By:	/s/ Douglas C. Hewitt
Douglas C. Hewitt, President

ACCEPTED & AGREED:

By:	/s/ Glenn MacNeil	Dated: March 4, 2011
Glenn MacNeil

15 W. South Temple, Suite 1050, Salt Lake City, Utah 84101 • Office 801.519.8500